Exhibit 23.2


                   CONSENT OF INDEPENDENT ACCOUNTANTS



WE CONSENT TO THE INCLUSION IN THE REGISTRATION STATEMENT OF CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES ON FORM S-3 (FILE NO. 0-22888) OF OUR REPORT DATED JUNE 21, 1996, EXCEPT FOR NOTE 18, AS TO WHICH THE DATE IS DECEMBER 12, 1996, WHICH INCLUDES AN EXPLANATORY PARAGRAPH WITH REGARD TO SUBSTANTIAL DOUBT ABOUT THE ABILITY OF CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES TO CONTINUE AS A GOING CONCERN, ON OUR AUDITS OF THE CONSOLIDATED FINANCIAL STATEMENTS OF CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES AS OF MARCH 31, 1996 AND 1995 AND FOR THE YEARS ENDED MARCH 31, 1996 AND 1995 AND FOR THE SEVEN-MONTH PERIOD ENDED MARCH 31, 1994. WE ALSO CONSENT TO THE REFERENCE TO OUR FIRM UNDER THE CAPTION, "EXPERTS".



                              COOPERS & LYBRAND L.L.P.




ALBANY, NEW YORK
February 13, 1997